THIS AMENDED AND RESTATED COMMON SHARE REPURCHASE, VOTING AND CONVERSION AGREEMENT is made as of the 15th day of August, 2007.
BETWEEN:
POWER TECHNOLOGY INVESTMENT CORPORATION, a corporation governed by the laws of Canada,
(the “Shareholder”)
- and -
MITEL NETWORKS CORPORATION, a corporation governed by the laws of Canada,
(“Mitel”)
RECITALS:
A.	The Shareholder is the beneficial owner of 16,000,000 issued and outstanding Class B convertible preferred shares, Series 1 (the “Series B Shares”) in the capital of Mitel.

B.	Mitel has agreed to acquire indirectly all of the outstanding stock of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) (the “Merger”) pursuant to the terms of an agreement and plan of merger between Inter-Tel, Mitel and a subsidiary of Mitel dated April 26, 2007.

C.	In contemplation of the Merger, the Shareholder has agreed to convert, in accordance with their terms, the Series B Shares into 16,000,000 Common Shares and, in connection with such conversion, to receive an additional 10,912,085 Common Shares pursuant to Section 5.4 of Schedule B to the articles of amendment of Mitel filed April 23, 2004 (the “Articles”).

D.	In further contemplation of the Merger, the Shareholder has agreed to exercise its put right contained in Section 6.7 of the shareholders agreement (the “Shareholders Agreement”) dated as of the 23rd day of April, 2004 among Mitel, the Shareholder and certain other shareholders of Mitel, as amended by amending agreement dated as of the 26th day of June, 2006 and as further amended by second amending agreement dated June 22, 2007 and to sell to Mitel, and Mitel has agreed to repurchase, 13,456,043 Common Shares (the “Shares”) held by the Shareholder after the conversion of Series B Shares described in Recital C above, at the purchase price and on the terms and conditions set forth in this Agreement.
E.	The Shareholder has agreed to subscribe for Class 1 Shares of Mitel and Warrants to acquire Common Shares.

F.	Also in contemplation of the Merger, the Shareholder and Mitel have agreed to take certain other actions as set forth in this Agreement.
THEREFORE, the parties agree as follows:
1.	Definitions
Whenever used in this Agreement, the following words and terms have the meanings set out below:
“Affiliate” has the meaning set forth in the Canada Business Corporations Act;
“Agreement” means this Amended and Restated Common Share Repurchase, Voting and Conversion Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;
“Business Day” means any day on which the Canadian chartered banks are open for business in the City of Ottawa, excluding Saturdays and Sundays;
“Class 1 Shares” means the Class 1 Shares in the capital of Mitel to be created prior to the completion of the Merger;
“Closing Date” has the meaning set forth in Section 2;
“Common Shares” means the common shares in the capital of Mitel;

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, developments or similar agreements, easements, rights-of-way, title defects, options or adverse claims, or encumbrances of any kind or character whatsoever; and
“Parties” means the Shareholder and Mitel, collectively, and “Party” means any one of them.
2.	Notification of Closing of the Merger
At least ten (10) Business Days prior to the date of closing (the “Closing Date”) of the Merger, Mitel shall provide written notice (the “Mitel Notice”) of such Closing Date to the Shareholder, which notice shall also include reference to the date on or before which the Shareholder is required to deliver, in connection with the Merger, to Mitel the Shareholder’s (a) notice of conversion pursuant to Section 5.8 of Schedule B to the Articles, and (b) notice of exercise of its put rights pursuant to Section 6.7 of the Shareholders Agreement.
3.	Agreement to Convert the Series B Shares
The Shareholder hereby agrees to convert to Common Shares the Series B Shares in accordance with Section 5.1 of Schedule B to the Articles immediately prior to and conditional upon the closing of the Merger, in respect of which conversion the Shareholder shall receive from Mitel 16,000,000 Common Shares and an additional 10,912,085 Common Shares pursuant to Section 5.4 of Schedule B to the Articles. At least six (6) Business Days prior to the Closing Date, the Shareholder shall deliver to Mitel a written conversion notice (the “PTIC Conversion Notice”) in accordance with Section 5.8 of Schedule B to the Articles regarding the conversion of the Series B Shares. The PTIC Conversion Notice shall be in the form attached to this Agreement as Schedule “A”.
4.	Exercise of the PTIC Put Right
At least six (6) Business Days prior to the Closing Date, the Shareholder shall deliver to Mitel a written notice (the “PTIC Put Notice”) requiring Mitel to purchase all of the Shares immediately prior to and conditional upon the closing of the Merger, pursuant to and in accordance with Section 6.7 of the Shareholders Agreement. The PTIC Put Notice shall be in the form attached to this Agreement as Schedule “B”. Concurrently with its delivery of the PTIC Put Notice, the Shareholder shall deliver to Mitel share certificate(s) representing the Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, such certificates to be held in escrow pending the closing of the Merger and shall not be released until PTIC has received written notice from Mitel that all conditions to the closing of the Merger have been met and that the closing of the Merger has been completed in its entirety.
5.	Repurchase of Shares, Payment of Purchase Price and Subscription for Class 1 Shares and Warrants
(a)	Immediately prior to and conditional upon the closing of the Merger, the Shareholder shall sell, assign and transfer to Mitel and Mitel shall repurchase from the Shareholder, as of the Closing Date, the Shares for an aggregate purchase price equal to SEVENTEEN MILLION, ONE HUNDRED EIGHTY-FOUR THOUSAND, SEVEN HUNDRED AND TWELVE Dollars ($17,184,712), based on a purchase price per share of $1.2771 (the “Purchase Price”).

(b)	Mitel shall pay and satisfy the Purchase Price on the Closing Date by way of certified cheque drawn in the name of or wire transfer to the account of the Shareholder (without withholding, deduction or set off in any manner whatsoever other than any withholding required or expressly permitted by applicable tax law). In the event the Shareholder requires satisfaction of the Purchase Price by way of wire transfer, the Shareholder shall provide to Mitel in writing its wire transfer coordinates at least three (3) Business Days prior to the Closing Date, together with the coordinates of a contact person at the Shareholder’s bank authorized to make the necessary arrangements with regards to such wire transfer.

(c)	Upon payment of the Purchase Price by Mitel, the Shareholder shall immediately subscribe for 11,500 Class 1 Shares and Warrants to acquire 871,441 Common Shares at an exercise price of US$1.32. The aggregate subscription price for such Class 1 Shares and Warrants shall be US$11,500,000 (the “Subscription Price”).

(d)	The Shareholder hereby directs Mitel to pay the Shareholder the net amount of the Purchase Price less the Subscription Price and, upon receipt of such net amount by the Shareholder, both the Purchase Price and the Subscription Price shall be deemed to be fully paid.
6.	Failure to Close the Merger
Mitel shall provide to the Shareholder written notice of the Closing of the Merger immediately upon such closing, such notice to state that all conditions to the closing of the Merger have been met and that the closing of the Merger has been completed in its entirety. In the event that the closing of the Merger has not occurred within thirty (30) days of the Closing Date referenced in the Mitel Notice, the PTIC Put Notice delivered in accordance with Section 4 of this Agreement shall be void and of no further effect and Mitel shall forthwith return to the Shareholder the share certificates evidencing the Shares.
7.	Agreement to Vote
The Shareholder hereby agrees to vote (or cause to be voted) the Series B Shares, whether by way of vote, in person or by proxy, at any shareholders meeting or by way of written consent, in favour of, and to take all other actions necessary or desirable to approve the amendment of the articles of Mitel to:
(a)	create a new class of shares in the capital of Mitel, the Class 1 convertible preferred shares, substantially on the terms and conditions set forth in the draft subscription agreement provided to the Shareholder as Schedule A to the Consent and Waiver executed by the Shareholder on or about the date hereof; and

(b)	after the repurchase of the Shares and certain other shares in the capital of Mitel, to delete from the articles the class A convertible preferred shares and class B convertible preferred shares, together with all designated series thereof.
To the extent permitted by law, the Shareholder hereby expressly waives any right of dissent or appraisal under applicable laws with respect to the approvals set forth in paragraphs (a) and (b) of this Section 7.

8.	Agreement to Terminate Shareholders Agreement and Registration Rights Agreement
The Shareholder hereby agrees to terminate, conditional upon the completion by Mitel of its obligation to repurchase the Shares pursuant to this Agreement and upon the closing of the Merger:
(a)	the Shareholder’s Agreement; and

(b)	the Registration Rights Agreement dated as of the 23rd day of April, 2004 among Mitel, the Shareholder and certain other shareholders of Mitel (the “Registration Rights Agreement”), in accordance with the terms of each of the Shareholders Agreement and the Registration Rights Agreement. The form of such termination agreement shall be substantially as set forth in Schedule “C” (Termination of Shareholders Agreement and Registration Rights Agreement) attached to this Agreement. For greater certainty, this Agreement, and the termination of the Shareholder’s Agreement and the Registration Rights Agreement contemplated hereby, shall be of no effect whatsoever unless and until written notification from Mitel has been received by the Shareholder that all conditions to closing of the Merger have been met and the Merger has been completed in its entirety.
9.	Agreement to Become a Party to Francisco Partners Shareholders Agreement
As a condition to the Shareholder’s obligations pursuant to Sections 3, 4, 5 and 8 of this Agreement, the Shareholder and Mitel hereby agree that the Shareholder shall, on the Closing Date, conditional upon the closing of the Merger, become a party to the shareholders agreement to be entered into by Mitel, Francisco Partners II, L.P. (“Francisco Partners”) and certain other shareholders in Mitel, substantially in the form of agreement attached as Schedule “D” to this Agreement, as a Shareholder (as defined in such shareholders agreement).
10.	Representations, Warranties and Covenants of the Shareholder
The Shareholder represents, warrants and covenants that:

(a)	the Shareholder has the requisite power, authority and capacity to enter into this Agreement (and all other agreements and documents required to be delivered hereunder) on the terms and conditions herein set forth and to transfer the legal and beneficial right, title and ownership of the Shares to Mitel and all necessary corporate action has been or will be taken prior to the Closing Date on the part of the Shareholder to transfer the legal and beneficial right, title and ownership of the Shares to Mitel on the Closing Date;

(b)	the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Shareholder. This Agreement and all documents executed or to be executed by the Shareholder pursuant to this Agreement constitute and will constitute on the Closing Date valid and binding obligations of the Shareholder enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and subject to general principles of equity;

(c)	the execution, delivery, and performance of this Agreement by the Shareholder will not (i) constitute a violation of its articles of incorporation or by-laws, each as amended, (ii) result in the breach of or constitute a default under any material agreement of the Shareholder, or (iii) constitute a violation of any law applicable or relating to it or its businesses;

(d)	no Person, other than Mitel, has any agreement, option or right to purchase or acquire, or capable of becoming an agreement for the purchase or acquisition of, the Shares; and

(e)	the Shareholder has good and marketable title to the Shares and has the exclusive right to dispose of the Shares. The Shares will be transferred and sold to Mitel free and clear of all Encumbrances.
11.	Representations, Warranties and Covenants of Mitel
Mitel hereby represents, warrants and covenants to the Shareholder that:

(a)	Mitel has the requisite power, authority and capacity to enter into this Agreement (and all other agreements and documents required to be delivered hereunder) and to carry out its obligations under this Agreement on the terms and conditions herein set forth, including the repurchase of the Shares set forth in this Agreement;

(b)	the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Mitel. This Agreement and all documents executed or to be executed by Mitel pursuant to this Agreement constitute and will constitute on the Closing Date valid and binding obligations of Mitel enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and subject to general principles of equity;

(c)	the execution, delivery, and performance of this Agreement by Mitel (including the acquisition of the Shares) will not (i) constitute a violation of its articles of incorporation or by-laws, each as amended, (ii) result in the breach of or constitute a default under any material agreement of Mitel, or (iii) constitute a violation of any law applicable or relating to it or its businesses; and

(d)	the issuance of the Class 1 Shares and Warrants to the Shareholder has been duly authorized by Mitel and the Class 1 Shares, the Common Shares issuable upon the due conversion of the Class 1 Shares and the Common Shares issuable upon the due exercise of the Warrants referred to in Section 5(c) shall be validly issued as fully paid and non-assessable shares in the capital of Mitel.
12.	Survival of Representations, Warranties and Covenants
The respective representations, warranties and covenants of the Shareholder and Mitel contained herein shall survive the consummation of the repurchase of the Shares. No investigations made by or on behalf of Mitel or the Shareholder or any of their respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Shareholder or Mitel, as the case may be, in or pursuant to this Agreement.
13.	Conveyance
The Shareholder shall sign, execute and deliver all documents, transfers, assignments, matters and things which are convenient and necessary or which counsel for Mitel may advise for more completely and effectually conveying, assigning and transferring to or vesting all right, title and interest in the Shares in Mitel on the Closing Date.
14.	Power of Attorney
Should the Shareholder, in the opinion of Mitel acting reasonably, fail to transfer the Shares to Mitel in accordance with Section 5 or to vote the Series B Shares in accordance with Section 7, or to fulfil any of its other obligations pursuant to this Agreement, then the Secretary of Mitel shall be deemed to be irrevocably appointed as the true and lawful attorney for the Shareholder with authority to do all things and execute and deliver, on behalf of and in the name of the Shareholder, such consents, resolutions, proxies, deeds, transfers, share certificates, resignations or other documents as may be necessary to complete the sale transaction contemplated herein, and to vote the Series B Shares in accordance with Section 7, and the Shareholder shall have no claim or cause of action against any Party hereto, or against any third party, as a result of the Secretary of Mitel so acting as its attorney, or otherwise in connection with such sale transaction or vote. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the Shareholder and the Shareholder hereby ratifies and confirms and agrees to ratify and confirm all that the Secretary of Mitel may lawfully do or cause to be done by virtue of such appointment and power.
15.	Further Assurances
The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

16.	Remedies and Specific Performance
The rights and remedies of the Parties under this Agreement are cumulative and are not exclusive of any rights or remedies that the Parties would otherwise have under this Agreement or otherwise. The Parties agree that a breach by the other party of this Agreement would cause irreparable harm and that money damages may not be an adequate remedy for violations of this Agreement and, therefore that a Party may, in its sole discretion, apply to a court for specific performance, injunctive, or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation thereof.
17.	Notice
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:
(a)	in the case of a Notice to the Shareholder at:
Power Technology Investment Corporation
751, Square Victoria
Montreal, Quebec H2Y 2J3
Attention:      Mr. Peter Kruyt
Fax:              (514) 286-7464
(b)	in the case of a Notice to Mitel at:
Mitel Networks Corporation
350 Legget Drive
P.O. Box 13089
Ottawa, ON K2K 2W7
Attention:      Steve Spooner
Fax:               (613) 592-7838
Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

18.	General Provisions
(a)	All amounts references herein are references to United States dollars unless otherwise specifically indicated.

(b)	Time is of the essence in the performance of the Parties’ respective obligations.

(c)	This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(d)	This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and assigns.

(e)	No amendment, supplement, modification, waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound.

(f)	This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.
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IN WITNESS OF WHICH the Shareholder and Mitel have executed this Agreement.

POWER TECHNOLOGY INVESTMENT CORPORATION
By:	/s/ Peter Kruyt
	Name:	Peter Kruyt
	Title:	President and CEO

MITEL NETWORKS CORPORATION
By:	/s/ Steve Spooner
	Name:	Steve Spooner
	Title:	Chief Financial Officer

SCHEDULE “A”
FORM OF PTIC CONVERSION NOTICE
NOTICE OF CONVERSION
WHEREAS:
A.	Mitel Networks Corporation (the “Corporation”) issued Class B Convertible Preferred Shares, Series 1 (“Series B Shares”) to Power Technology Investment Corporation (the “Holder”) on April 23, 2004.

B.	In order to effect an optional conversion of the Series B Shares into common shares in the capital of the Corporation (the “Common Shares”), the Holder must, pursuant to Section 5.8 of Schedule B to the Articles of Amendment of the Corporation filed April 23, 2004 (the “Articles”), deliver this Notice.
NOW THEREFORE:
The Holder hereby elects to convert 16,000,000 Series B Shares held by the Holder into 16,000,000 Common Shares pursuant to Section 5.1 of Schedule B to the Articles and to receive an additional 10,912,085 Common Shares, being the aggregate number of shares required to be delivered by the Corporation pursuant to Section 5.4 of Schedule B to the Articles.
The certificate representing the Common Shares to be issued upon conversion shall be registered as follows:

Name of Registrant	Number of Common Shares
Power Technology Investment Corporation	26,912,085
751, Square Victoria
Montreal, Quebec H2Y 2J3
DATED this     day of           , 2007.

POWER TECHNOLOGY INVESTMENT CORPORATION
By:
	Name:	Peter Kruyt
	Title:	President and CEO

SCHEDULE “B”
FORM OF PTIC PUT NOTICE
PUT NOTICE

TO:	Mitel Networks Corporation (the “Corporation”)

FROM:	Power Technology Investment Corporation (“PTIC”)

RE:	Shareholders Agreement dated as of April 23, 2004 among the Corporation, EdgeStone Capital Equity Fund II-B GP, Inc., as agent for EdgeStone Capital Equity Fund II-A, L.P. and its parallel investors, and EdgeStone Capital Equity Fund II Nominee, Inc., as nominee for EdgeStone Capital Equity Fund II-A, L.P. and its parallel investors, Zarlink Semiconductor Inc., Power Technology Investment Corporation, Wesley Clover Corporation, Terence H. Matthews and Celtic Tech Jet Limited, as amended by the Amending Agreement dated as of June 26, 2006 and the Second Amending Agreement dated as of May 30, 2007 (the “Shareholders Agreement”)

WHEREAS:
A.	Section 6.7(a) of the Shareholders Agreement provides that if, on or prior to May 1, 2007, the Corporation has not completed an Initial Public Offering, PTIC shall have the right (the “Put Rights”), exercisable from May 2, 2007 to November 1, 2007, solely immediately prior to and conditional upon the closing of the acquisition of Inter-Tel (Delaware) Incorporated (“Inter-Tel”) by the Corporation or a subsidiary of the Corporation set forth in the merger agreement between the Corporation, Inter-Tel and a subsidiary of the Corporation dated April 26, 2007 (the “Merger”), subject to the terms and conditions of the Shareholders Agreement, to require the Corporation to purchase 13,456,043 Common Shares issued to PTIC on conversion of the Series B Shares held by PTIC (the “PTIC Common Shares”).

B.	PTIC now desires to exercise its Put Rights.

C.	This Put Notice is provided pursuant to Section 6.7(a) of the Shareholders Agreement.
NOW THEREFORE:
1.	All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Shareholders Agreement.

2.	The Corporation is hereby notified that PTIC hereby exercises its Put Rights in respect of the PTIC Common Shares in accordance with the Shareholders Agreement conditional upon the closing of the Merger and the Corporation is, therefore, required to purchase the

PTIC Common Shares immediately prior to and conditional upon the closing of the Merger.
DATED                     , 2007.

POWER TECHNOLOGY INVESTMENT CORPORATION
By:
	Name:	Peter Kruyt
	Title:	President and CEO

SCHEDULE “C”
FORM OF TERMINATION AGREEMENT OF
SHAREHOLDERS AGREEMENT AND
REGISTRATION RIGHTS AGREEMENT
Filed as an exhibit to Amendment No. 2 to the Schedule 13D (Mitel as issuer) filed with the Commission on September 26, 2007 by Terence H. Matthews, Wesley Clover Corporation and Celtic Tech Jet Limited and incorporated therein by reference.

SCHEDULE “D”
FORM OF FRANCISCO PARTNERS SHAREHOLDERS AGREEMENT
Filed as an exhibit to Amendment No. 2 to the Schedule 13D (Mitel as issuer) filed with the Commission on September 26, 2007 by Terence H. Matthews, Wesley Clover Corporation and Celtic Tech Jet Limited and incorporated therein by reference.